Exhibit 99.1

CONSENT OF MAXIM GROUP LLC

     We hereby consent to the use of our opinion letter dated January 10, 2019 to the Strategic Alternatives Committee of the Board of Directors of Xenetic Biosciences, Inc. (“Xenetic”) included as Appendix E to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed acquisition of all common stocks of Hesperix SA, and references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MAXIM GROUP LLC

/s/ Maxim Group LLC

New York, New York
March 29, 2019